UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 16, 2013, Alphatec Holdings, Inc. (the “Company”) issued a press release announcing its French subsidiary, Scient’x S.A.S. and its subsidiary Surgiview S.A.S. (collectively, “Scient’x”) has begun a process aimed at significantly restructuring its business operations. The restructuring includes a reduction in Scient’x’s workforce.

The reduction in workforce was authorized by the Company’s Board of Directors on September 13, 2013, and when completed in accordance with French laws, is expected to affect 76 positions.

As a result of the restructuring, the Company estimates it will reduce operating expenditures between $2 to $6 million on an annualized basis. The Company will record one-time facilities closing costs and contract termination costs of up to approximately $11 million, which the Company will begin to record in the fiscal quarter ending September 30, 2013 and continue through fiscal 2014. The Company is currently evaluating the impact that this restructuring will have on inventory and certain intangible assets including goodwill. The estimated savings and the charges that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ materially as a result of various important factors, including the risks and uncertainties described under the heading “Forward-Looking Statements” in the press release, dated September 16, 2013, attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference herein. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
Dated: September 20, 2013

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 16, 2013